Term Sheet (To Prospectus dated November 4, 2016, Series L Prospectus Supplement dated November 4, 2016, and Product Supplement CLN-1 dated December 19, 2016) December 19, 2016	Filed Pursuant to Rule 433 Registration Statement No. 333-213265

BofA Finance LLC

Fully and Unconditionally Guaranteed by Bank of America Corporation

Commodity-Linked Notes Linked to the Bloomberg Commodity Index Roll Select Total Return, due January 26, 2018

Issuer:	BofA Finance LLC
Guarantor:	Bank of America Corporation
Pricing Date:	December 19, 2016
Issue Date:	December 27, 2016
Stated Maturity Date:	January 26, 2018
Aggregate Principal Amount:	$7,000,000
Reference Asset:	The Bloomberg Commodity Index Roll Select Total Return (Bloomberg symbol: “BCOMRST”)
Starting Value:	The closing level of the Reference Asset on the pricing date.
Ending Value:	The closing level of the Reference Asset on the Valuation Date. If it is determined that the scheduled Valuation Date is not a Reference Asset Business Day, or if a Market Disruption Event occurs on the scheduled Valuation Date, the Ending Value will be determined as more fully described beginning on page S-27 of product supplement CLN-1.
Leverage Factor:	3
Investor Fee:	0.19% per annum, which will accrue daily (at the specified rate divided by 365) from and including the pricing date to but excluding the Valuation Date.
Treasury Rate Charge:	Applicable
Interest Rate Basis:	LIBOR
Designated Maturity:	Three Months
Interest Reset Dates:	March 27, 2017, June 26, 2017, September 26, 2017 and the Stated Maturity Date (with a longer period for the final interest period).
Interest Payment Dates:	Unless the Notes are redeemed on an earlier date, interest will be payable only at maturity.
Spread:	Minus 14 basis points
Initial Optional Redemption Date:	December 27, 2016
Upper Mandatory Redemption Trigger Level:	Not Applicable
Lower Mandatory Redemption Trigger Level:	85% of the Starting Value
NPV Factor:	Not Applicable
Bear Note:	No
Calculation Agent:	Merrill Lynch Commodities, Inc.
Listing:	No listing on any securities exchange.
CUSIP:
	Per Note	Total
Public Offering Price(1)	$100,000	$7,000,000
Underwriting Discount	$ 0	$ 0
Proceeds, before expenses, to BofA Finance LLC	$100,000	$7,000,000
(1) Plus accrued interest from December 27, 2016 if settlement occurs after that date.

The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page S-8 of the accompanying product supplement, page S-4 of the prospectus supplement, and page 7 of the prospectus. You may lose some or all of your investment in the Notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this term sheet, the product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. We will deliver the Notes in book-entry form only through The Depository Trust Company on or about December 27, 2016 against payment in immediately available funds.
Bank of America Merrill Lynch
Selling Agent

We plan to deliver the Notes against payment therefor on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the product supplement, the prospectus supplement, and the prospectus if you so request by calling MLPF&S toll-free 1-800-294-1322.

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